Exhibit 10.2

GUARANTY AGREEMENT

GUARANTY AGREEMENT (this “Agreement”) dated as of December 21, 2004, between POLARX BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Guarantor”), and PHARMABIO DEVELOPMENT INC., a North Carolina corporation (“PharmaBio”).

R E C I T A L S

Reference is made to the Financing Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among CELL THERAPEUTICS, INC., a Washington corporation (“Debtor”), Guarantor, and PharmaBio. Reference is also made to the Security Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among Debtor, Guarantor, and PharmaBio. Capitalized terms used in this Agreement and not otherwise defined have the meanings specified in the Financing Agreement.

The Guarantor is a direct subsidiary of the Debtor and acknowledges that the Guarantor will derive substantial benefit from the Financing Agreement. The obligation of PharmaBio to enter into the Financing Agreement is conditioned on, among other things, the execution and delivery by the Guarantor of this Agreement. As consideration therefor and in order to induce PharmaBio enter into the Financing Agreement, the Guarantor is willing to execute this Agreement.

NOW THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Guaranty. The Guarantor unconditionally guaranties, as a primary obligor and not merely as a surety, the punctual and complete payment and performance of the Royalty Obligation, Annual True-Up Payments, the Minimum Payment Obligation and the Termination Payment arising under the Financing Agreement, in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Debtor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding) (all such obligations arising under the Financing Agreement being collectively called the “Obligations”). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Obligation.

SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from and protest to the Debtor of any of the Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (a) the failure of PharmaBio to assert any claim or demand or to enforce or exercise any right or remedy against the Debtor under the provisions of the Financing Agreement, the Security Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, the Financing Agreement, the Security Agreement, or any other agreement, or (c) the failure to perfect any security interest in or lien on, or the release of, any of the security held by or on behalf of PharmaBio.

SECTION 3. Security. The Guarantor authorizes PharmaBio to (a) take and hold security for the payment of this Agreement and the Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors.

SECTION 4. Guaranty of Payment. The Guarantor further agrees that its guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by PharmaBio to any of the security held for payment of the Obligations.

SECTION 5. No Discharge or Diminishment of Guaranty. The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of PharmaBio to assert any claim or demand or to enforce any remedy under the Financing Agreement, the Security Agreement, or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

SECTION 6. Defenses of Guarantor Waived. To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of the Debtor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Debtor, other than the final and indefeasible payment in full in cash of the Obligations. PharmaBio may, at its election, foreclose on any security by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Debtor or exercise any other right or remedy available to it against the Debtor, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Debtor or any security.

SECTION 7. Agreement to Pay. In furtherance of the foregoing and not in limitation of any other right that PharmaBio has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Debtor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to PharmaBio in cash the amount of such unpaid Obligations.

SECTION 8. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Debtor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor incurs hereunder, and agrees that PharmaBio will not have any duty to advise the Guarantor of information known to it regarding such circumstances or risks.

SECTION 9. Termination. The Guaranty made hereunder (i) shall terminate when all the Obligations have been paid in full in cash and PharmaBio has no further obligation to provide funds to the Debtor under the Financing Agreement and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by PharmaBio upon the bankruptcy or reorganization of the Debtor, or otherwise. In connection with the foregoing, PharmaBio shall execute and deliver to the Guarantor or Guarantor’s designee, at the Guarantor’s expense, any documents or instruments which the Guarantor shall reasonably request from time to time to evidence such termination and release.

SECTION 10. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements or on behalf of the Guarantor that are contained in this Agreement shall inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to the Guarantor when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to PharmaBio, and a counterpart hereof shall have been executed on behalf of PharmaBio, and thereafter shall be binding upon the Guarantor and PharmaBio and their respective successors and assigns, and shall inure to the benefit of the Guarantor, PharmaBio, and their respective successors and assigns, except that the Guarantor shall not have the right to assign any of its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be null and void) except as expressly permitted by the Financing Agreement.

SECTION 11. Waivers; Amendment. (a) No failure or delay of PharmaBio in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of PharmaBio hereunder and under the Financing Agreement and the Security Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantor and PharmaBio.

SECTION 12. Governing Law. This Agreement shall be subject to the laws of the State of Washington, as applied to agreements executed and performed entirely in Washington, without regard to conflicts of law rules.

SECTION 13. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.7 of the Financing Agreement.

SECTION 14. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the Financing Agreement shall be considered to have been relied upon by PharmaBio and shall survive the payment of any amounts by PharmaBio to the Debtor regardless of any investigation made by PharmaBio, and shall continue in full force and effect until the Obligations have been paid in full in cash and PharmaBio has no further obligation to provide funds to the Debtor under the Financing Agreement.

(b) In the event any one or more of the provisions contained in this Agreement, the Financing Agreement or the Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions to be replaced thereby.

SECTION 15. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 16. Rules of Interpretation. The rules of interpretation specified in Section 10.12 of the Financing Agreement shall be applicable to this Agreement.

SECTION 17. Dispute Resolution. (a) Any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof shall be first be submitted to the chief executive officers (or a senior executive direct report) of Guarantor and PharmaBio for attempted resolution. In such case, the chief executive officers (or their designees) shall meet as soon as practicable, as reasonably requested by either party to discuss such dispute.

(b) If any dispute is not resolved within thirty (30) days after submission of such dispute for resolution under Section 17(a), either Guarantor or PharmaBio may at any time thereafter provide the other party written notice specifying such dispute in reasonable detail and notifying the other party of its decision to institute arbitration proceedings pursuant to this Section 17(b). In such case such dispute shall be finally settled under the rules set forth in the Commercial Dispute Resolution Procedures of the Arbitration of American Arbitration Association (the “Rules”) then in force on the date of commencement of the arbitration by three (3) arbitrators appointed in accordance with those Rules; provided however if Guarantor and PharmaBio mutually agree, such arbitration may be conducted by a single mutually agreeable arbitrator. The award rendered shall be final and binding on Guarantor and PharmaBio. Judgment upon the award may be entered in any court having jurisdiction. The place of arbitration shall be in San Francisco, California. The law of the State of Washington shall be applied as set forth in Section 12. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by Guarantor and PharmaBio, unless otherwise specified by the arbitrators. Each of Guarantor and PharmaBio shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrators may in their discretion award to the prevailing party the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding.

[Remainder of page intentionally left blank. Signature page follows.]

[Signature page to Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

POLARX BIOPHARMACEUTICALS, INC.

By:	/s/ James Bianco
Name:	James Bianco
Title:	President

PHARMABIO DEVELOPMENT INC.

By:	/s/ William O. Robb
Name:	William O. Robb
Title:	Vice President